For Ministry Use Only
À l'usage exclusif du ministère

Ontario Corporation Number
Numéro de la société en Ontario

1288339

CERTIFICATE

CERTIFICAT

OCTOBER 3 0 OCTOBRE, 2002

Director / Directrice
Business Corporations Act / Loi sur les sociétés par actions

Form 3
Business Corporations Act

Formule 3
Loi sur les sociétés par actions

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

1. The name of the corporation is: (Set out in BLOCK CAPITAL LETTERS)
   Dénomination sociale actuelle de la société: (Écrire en LETTRES MAJUSCULES SEULEMENT)

   CARBIZ.COM INC.

2. The name of the corporation is changed to (if applicable): (Set out in BLOCK CAPITAL LETTERS)
   Nouvelle dénomination sociale de la société (s'il y a lieu): (Écrire en LETTRES MAJUSCULES SEULEMENT)

   N/A

3. Date of incorporation/amalgamation:
   Date de la constitution ou de la fusion:

   1998 MARCH 31

   (Year, Month, Day)
   (année, mois, jour)

4. **Complete only if there is a change in the number of directors or the minimum / maximum number of directors.**
   Il faut remplir cette partie seulement si le nombre d'administrateurs ou si le nombre minimal ou maximal d'administrateurs a changé.

   Number (or minimum and maximum number) of directors is/are:
   Nombre (ou nombres minimal et maximal) d'adminstrateurs:

number *nombre*	or *ou*	minimum *minimal*	and *et*	maximum *maximal*

5. The articles of the corporation are amended as follows: (continued next page)
   Les statuts de la société sont modifiés de la façon suivante: (continuer suite page)

   See Schedule "A" attached.

SCHEDULE "A"

WHEREAS pursuant to the Articles of Incorporation of Carbiz.com Inc. (the "Corporation") the directors of the Corporation may at any time and from time to time issue the preferred shares in one or more series, each series to consist of such number of shares as may determined by the directors of the Corporation;

AND WHEREAS the directors may, before issuance and subject as hereinafter provided, determine the designation of and the rights, privileges, restrictions and conditions attaching to the Preferred Shares of each series;

NOW THEREFORE BE IT RESOLVED THAT the directors of the Corporation have approved by resolution of the directors dated the 18th day of October, 2002 to amend the Articles of the Corporation as follows:

1. to create the first series of the Preferred Shares to be designated as "Preferred Shares, Series 1", to be limited in number to 10,000,000 shares; and

2. the designations, preferences, rights, conditions, restrictions, limitations or prohibitions attaching to the Preferred Shares, Series 1 are as follows:

   (i) the holders of the Preferred Shares, Series 1 shall not be entitled (except as expressly provided in the *Business Corporation Act* (Ontario)) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at such meeting;

   (ii) the holders of the Preferred Shares, Series 1, in priority to the Common Shares and all other shares ranking junior to the Preferred Shares, Series 1, shall be entitled to during each fiscal year of the Corporation to receive and the Corporation shall pay thereon, as and when declared by the Board of Directors of the Corporation, a fixed 10% cumulative preferential cash dividend on the principal amount of each Preferred Share, Series 1;

   (iii) except with the consent in writing of the holders of all of the Preferred Shares, Series 1 outstanding, no dividend shall at any time be declared and paid on or set apart for payment on the Common Shares or on any other shares ranking junior to the Preferred Shares in any financial year unless and until the preferential non-cumulative cash dividends on all the Preferred Shares, Series 1 outstanding in respect of such financial year have been declared and paid or set apart for payment;

   (iv) in the event of a liquidation, dissolution or winding up of the Corporation or any other distribution by way of repayment of capital, the holders of the Preferred Shares, Series 1 shall be entitled to receive $0.10 per share (the "Redemption Amount") together with any accrued but unpaid fixed preferential cash dividends, before any amount shall be paid or distributed to the holders of any Common Shares;

(v) the Preferred Shares, Series 1, shall be automatically redeemed for cancellation, at an amount equivalent to the Redemption Amount per share, on the first day following the second anniversary of their date of issue; and

(vi) prior to the redemption referred to in paragraph (v) above, the holders of the Preferred Shares, Series 1 shall be entitled to require the Corporation to convert all or any of the principal amount of the Preferred Shares, Series 1 into Common Shares, on the basis of one Common Share for each Preferred Shares, Series 1 to be converted;

(vii) on the redemption referred to in paragraph (v) above, the holders of the Preferred Shares, Series 1 shall be entitled to require the Corporation to convert any aggregated accrued but unpaid fixed preferential cash dividends on the Preferred Shares, Series 1 into Common Shares, on the basis of one Common Share for each $0.10 of dividend amount to be converted by the holder.

Form 3
Business Corporations Act

*Formule 3
Loi sur les sociétés par actions*

5. The articles of the corporation are amended as follows: (continued)

Les statuts de la société sont modifiés de la façon suivante : (continuation)

6. The amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the *Business Corporations Act.*

La modification a été dûment autorisée conformément aux articles 168 et 170 (selon le cas) de la Loi sur les sociétés par actions.

7. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on

Les actionnaires ou les administrateurs (selon le cas) de la société ont approuvé la résolution autorisant la modification le

2003, June, 26

(Year, Month, Day)
(année, mois, jour)

These articles are signed in duplicate.

Les présents statuts sont signés en double exemplaire.

CARBIZ.COM INC.

(Name of Corporation)
(Dénomination sociale de la société)

(If the name is to be changed by these articles, set out current name.)
(Si l'on demande un changement de nom, indiquer ci-dessus la dénomination sociale actuelle.)

By / Par: [signature] CFO

(Signature)
(Signature)

(Description of Office)
(Fonction)